FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Robert S. McMillan	David K. Waldman/John W. Heilshorn
Chief Financial Officer	Lippert Heilshorn & Associates
New Horizons Worldwide, Inc.	(212) 838-3777
(714) 940-8001	dwaldman@lhai.com

New Horizons Adjusts 2003 Allowance for Doubtful Accounts

ANAHEIM, Calif. – March 11, 2004 – New Horizons Worldwide, Inc. (Nasdaq: NEWH), today adjusted its allowance for doubtful accounts as of December 31, 2003 due to concern with the company’s ability to collect a receivable from one of the company’s former courseware fulfillment vendors. The net impact of the adjustment is a reduction in the previously released preliminary fourth quarter and 2003 net income of $357,000 or $0.04 per diluted share. As a result, net loss for the fourth quarter of 2003, which includes income from discontinued operations of $249,000, was $185,000, or $0.02 per diluted share. Net income for 2003, was $1.0 million, or $0.10 per diluted share. This adjustment does not affect the company’s previously released cash flows.

Prior to the adjustment, the company had placed a reserve of approximately $800,000 against a receivable of approximately $1.4 million from the courseware fulfillment vendor. Accordingly, the remaining $600,000 was believed to be collectable. However, subsequent to the company’s previous 2003 earnings announcement on February 18, 2004, the company learned that the former courseware fulfillment vendor’s financial position had further deteriorated. Therefore, the company decided to reserve the entire account receivable. Although all amounts due from the courseware fulfillment vendor have been fully reserved, the company intends to vigorously pursue collection of all amounts due.

The company’s financial results for the fourth quarter of 2003 did not meet its “adjusted EBITDA” requirement in its bank agreement. The company requested and received a waiver of this covenant violation.

Thomas J. Bresnan, president and chief executive officer, stated, “Even with this adjustment, we achieved profitability of $0.10 per share in 2003 – a dramatic improvement over 2002. We also generated over $12 million in cash flow from operations in 2003, which enabled us to pay down our debt by over $6 million. As a result, we are encouraged by our improving financial condition.”

About New Horizons

Anaheim, California-based New Horizons Computer Learning Centers was named the world’s largest independent IT training company by IDC in 2003. New Horizons is a subsidiary of New Horizons Worldwide, Inc. (Nasdaq: NEWH). Through its Integrated Learning offering, New Horizons provides solutions-based computer training choices with a wide variety of tools and resources that reinforce the learning experience. With more than 250 centers in 50 countries, New Horizons sets the pace for innovative training programs that meet the changing needs of the industry. Featuring the largest sales force in the IT training industry, New Horizons has over 1,700 account executives, 2,000 instructors and 1,900 classrooms. For more information, visit www.newhorizons.com.

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, the company’s dependence on the timely development, introduction and customer acceptance of courses and new products, the impact of competition and downward pricing pressures, the effect of changing economic conditions, risks in technology development and the other risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission.

(tables follow)

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
Three months ended December 31, 2003 and 2002
(In thousands except for per share earnings)

	Three Months Ended	Three Months Ended
	December 31, 2003	December 31, 2002

Revenues
Franchising
Franchise fees	$184	$363
Royalties	4,046	4,476
Courseware sales and other	4,711	5,061

Total franchising revenues	8,941	9,900
Company-owned training centers	23,399	19,859

Total revenues	32,340	29,759
Cost of revenues	19,678	21,360
Selling, general and administrative expenses	13,533	13,753
Impairment of goodwill	--	48,700

Loss from operations	(871)	(54,054)
Interest expense, net	(58)	(873)
Other income	112	503

Loss from continuing operations before income taxes	(817)	(54,424)
Benefit from income taxes	(383)	(18,497)

Loss from continuing operations	(434)	(35,927)
Income from discontinued operations, net of taxes of $171	249	--

Net loss	$(185)	$(35,927)

Basic Earnings Per Share
Loss per share from continuing operations	$(0.04)	$(3.46)
Income per share from discontinued operations	$0.02	$--
Net loss per share	$(0.02)	$(3.46)

Diluted Earnings Per Share
Loss per share from continuing operations	$(0.04)	$(3.46)
Income per share from discontinued operations	$0.02	$--
Net loss per share	$(0.02)	$(3.46)

Weighted average shares outstanding - Basic	10,426	10,386
Weighted average shares outstanding - Diluted	10,449	10,387

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2003 and 2002
(In thousands except for per share earnings)

	2003	2002

Revenues
Franchising
Franchise fees	$1,235	$909
Royalties	17,162	19,098
Courseware sales and other	19,825	20,657

Total franchising revenues	38,222	40,664
Company-owned training centers	100,933	95,039

Total revenues	139,155	135,703
Cost of revenues	79,224	82,307
Selling, general and administrative expenses	58,381	57,683
Impairment of goodwill	--	48,700

Operating income (loss)	1,550	(52,987)
Interest expense, net	(429)	(2,136)
Other income	112	503

Income (loss) from continuing operations before income taxes	1,233	(54,620)
Provision (benefit) for income taxes	437	(18,575)

Income (loss) from continuing operations	796	(36,045)
Income from discontinued operations, net of taxes of $171	249	--

Income (loss) before cumulative effect of change in
accounting principle	1,045	(36,045)
Cumulative effect of change in accounting
principle, net of taxes of $9,200	--	(17,800)

Net income (loss)	$1,045	$(53,845)

Basic Earnings Per Share
Income (loss) per share from continuing operations	$0.08	$(3.49)
Income per share from discontinued operations, net of taxes	$0.02	$--
Cumulative per share effect of change in accounting
principle, net of taxes	$--	$(1.73)
Net income (loss) per share	$0.10	$(5.22)

Diluted Earnings Per Share
Income (loss) per share from continuing operations	$0.08	$(3.49)
Income per share from discontinued operations, net of taxes	$0.02	$--
Cumulative per share effect of change in accounting
principle, net of taxes	$--	$(1.73)
Net income (loss) per share	$0.10	$(5.22)

Weighted average shares outstanding - Basic	10,397	10,310
Weighted average shares outstanding - Diluted	10,408	10,474

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2003 and 2002
(In thousands)

	2003	2002

Assets

Current assets:
Cash and cash equivalents	$10,850	$5,085
Restricted cash	--	3,500
Accounts receivable, net	14,496	19,627
Refundable income taxes	980	5,459
Other current assets	13,554	11,943

Total current assets	39,880	45,614

Property, plant and equipment, net	14,381	17,278
Goodwill, net of amortization	18,368	18,368
Deferred income tax assets, net	21,941	23,061
Other assets	3,783	3,626

Total Assets	$8,353	$107,947

Liabilities and Stockholders' Equity

Current Liabilities:
Notes payable and current portion of long-term debt	$3,000	$6,504
Accounts payable	4,267	5,072
Deferred Revenue	20,032	20,495
Other current liabilities	14,613	18,228

Total current liabilities	41,912	50,299

Long-term obligations, excluding current portion	4,566	7,952
Other long-term liabilities	3,102	2,326

Total liabilities	49,580	60,577

Stockholders' equity	48,773	47,370

Total Liabilities & Stockholders' Equity	$98,353	$107,947

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2003 and 2002
(In thousands)

	2003	2002

Cash flows from operating activities:
Net income (loss)	$1,045	$(53,845)
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	6,966	7,738
Cumulative effect of change in accounting principle	--	27,000
Deferred tax benefit of change in accounting principle	--	(9,200)
Impairment of goodwill	--	48,700
Deferred income taxes	(484)	(15,359)
Provision for bad debts	1,429	404
Gain on disposal of property, plant and equipment	(2)	(503)
Gain on discontinued operations	(249)	--
Cash provided (used) from the change in:
Accounts receivable	3,702	783
Other assets	(296)	(3,802)
Accounts payable	(806)	1,795
Refundable income taxes	4,488	(3,183)
Other liabilities	(2,905)	11,997

Net cash provided by operating activities	12,888	12,525

Cash flows from investing activities:
Additions to property, plant and equipment	(4,132)	(5,035)
Proceeds from sale of property, plant and equipment	65	5,666
Cash surrender value of life insurance	(39)	(23)
Cash paid for acquired companies, net of cash received	--	(442)

Net cash (used) provided by investing activities	(4,106)	166

Cash flows from financing activities:
Proceeds from exercise of stock options	357	1,092
Proceeds from debt obligations	10,939	--
Principal payments on debt obligations	(17,813)	(11,275)

Net cash used by financing activities	(6,517)	(10,183)

Net increase in cash and cash equivalents	2,265	2,508

Cash and cash equivalents at beginning of period	8,585	6,077

Cash and cash equivalents at end of period	$10,850	$8,585

Cash paid for:
Interest	$538	$1,622

Income taxes	$730	$672

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